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                     December 9, 2020

       Craig A. Lampo
       Senior Vice President and Chief Financial Officer
       Amphenol Corporation
       358 Hall Avenue
       Wallingford, Connecticut 06492

                                                        Re: Amphenol
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            File No. 001-10879

       Dear Mr. Lampo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing